Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sutro Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,316,303 (2)	$8.41 (3)	$19,480,109.00	$0.0000927	$1,806.00
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	463,260 (4)	$7.15 (5)	$3,312,309.00	$0.0000927	$308.00
Total Offering Amounts					$22,792,418.00	$N/A	$2,114.00
Total Fee Offsets							—
Net Fee Due							$2,114.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”) and 2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares to be registered and available for grant under the 2018 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2018 EIP.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $8.41 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on February 23, 2022.

(4)

Represents additional shares to be registered and available for grant under the 2018 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2018 ESPP.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $7.15 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on February 23, 2022, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2018 ESPP.